As filed with the Securities and Exchange Commission April __, 2006
                                                     Registration No. 333-131370
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------

                                   FORM S-3/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        --------------------------------

                        EL CAPITAN PRECIOUS METALS, INC.

                 (Name of small business issuer in its charter)

             Nevada                                            88-0482413
    (State or jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                       14301 North 87th Street, Suite 216
                            Scottsdale, Arizona 85260
                                 (480) 607-7093
              (Address and telephone number of principal executive
                    offices and principal place of business)

                          Mr. Charles C. Mottley
                          Chief Executive Officer
                        El Capitan Precious Metals, Inc.
                       14301 North 87th Street, Suite 216
                            Scottsdale, Arizona 85260
                            Telephone: (480) 607-7093
                            Facsimile: (480) 607-7193
            (Name, address and telephone number of agent for service)

                                 With copies to:
                             William M. Mower, Esq.
                               Ranga Nutakki, Esq.
                       Maslon Edelman Borman & Brand, LLP
                         90 South 7th Street, Suite 3300
                          Minneapolis, Minnesota 55402
                            Telephone: (612) 672-8200
                            Facsimile: (612) 672-8397

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

      The information in this prospectus is not complete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS


                        EL CAPITAN PRECIOUS METALS, INC.

                        20,283,059 shares of Common Stock

      The selling stockholders identified on pages 8-10 of this prospectus are offering on a resale basis a total of 20,283,059 shares of our common stock, including 7,860,000 shares issuable upon the exercise of outstanding warrants and 2,600,000 shares issuable upon the conversion of outstanding convertible security notes. We will not receive any proceeds from the sale of these shares by the selling stockholders. We would receive gross proceeds in the approximate amount of $4,310,417 assuming the exercise of all the warrants and eliminate $1,300,000 of convertible notes payable upon conversion of the convertible debentures with respect to which the underlying shares that are being offered hereby. To the extent any of these warrants are exercised, we intend to use the proceeds for continuing exploration activities on our various properties, prepare, if economically feasible, our properties for possible sale to interested mining companies, and general working capital for general and administrative functions.


      Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ECPN." On April 21, 2006, the last sales price for our common stock as reported on the OTC Bulletin Board was $3.80 per share.


      THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. FOR MORE INFORMATION, SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                     _____________________________________

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April ___, 2006

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................1

RISK FACTORS..................................................................3

NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................................6

USE OF PROCEEDS...............................................................7

SELLING STOCKHOLDERS..........................................................7

PLAN OF DISTRIBUTION.........................................................13

DESCRIPTION OF CAPITAL STOCK.................................................16

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES.................................................17

ABOUT THIS PROSPECTUS........................................................18

WHERE YOU CAN FIND MORE INFORMATION..........................................18

VALIDITY OF COMMON STOCK.....................................................19

EXPERTS .....................................................................19

                               PROSPECTUS SUMMARY


      This summary provides a brief overview of the key aspects of this offering. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors" and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. All references in this prospectus to "El Capitan," "we," "us," "our" or "our Company" refer to El Capitan Precious Metals, Inc. and our consolidated subsidiary.


The Company

      El Capitan Precious Metals, Inc. (OTCBB: ECPN) (the "Company" or "we," "us" or "ours") was incorporated in Nevada in December 2000 under the name DML Services, Inc. ("DML"). At that time, the Company was engaged in the business of providing catering and food services, operating under the name "Go Espresso." On March 17, 2003, we ceased operating our catering and food services business and sold substantially all of our assets to our executive officers and directors at that time, in exchange for $50,000 and the return of certain shares of our capital stock. On March 18, 2003, the Company acquired all of the issued and outstanding securities of El Capital Precious Metals, Inc., a Delaware corporation ("Old El Capitan"). The transaction was accounted for as a reverse merger. In the transaction, the shareholders of Old El Capitan received 39,000,000 shares of our common stock (reflecting adjustments for a four-to-one stock split effective November 25, 2002 and a 200% stock dividend effective July 30, 2004), representing approximately 85% of our common stock outstanding immediately after such transaction. After the transaction, Gold and Minerals Co., Inc., a Nevada corporation ("Gold and Minerals") then held 66.1% of our common stock outstanding.

      Upon the effectiveness of the transaction, DML changed its corporate name to "El Capitan Precious Metals, Inc." Through the transaction, we acquired a 40% ownership interest in El Capitan, Ltd., an Arizona corporation which owns the El Capitan property, located in Lincoln County, New Mexico. The remaining 60% ownership interest in El Capitan, Ltd. is held by Gold and Minerals. In August 2003, we acquired from Gold and Minerals certain mining claims granted by the United States Bureau of Land Management, including a building and certain personal property known as the COD property, located near Kingman, Arizona. In May 2004, we executed a joint venture agreement with US Canadian Minerals, Inc., (USCA.PK), a Nevada corporation ("US Canadian"), pursuant to which an 80% ownership interest in the Company's COD property was transferred to US Canadian in exchange for 2,160,000 shares of US Canadian common stock (as adjusted for a subsequent stock split effected by US Canadian). In July 2004, we acquired from Gold and Minerals the Weaver property, located near Congress, Arizona, in consideration of 3,000,000 shares of our common stock.

      On July 23, 2004, the Company's board of directors declared a 200% stock dividend for stockholders of record as of July 30, 2004 (the "Record Date"). Accordingly, the Company issued 40,982,908 shares of common stock to stockholders of record on the Record Date.

      Our principal office is located at 14301 North 87th Street, Suite 216, Scottsdale, Arizona 85260. Our telephone number is (480) 607-7093 and our internet address is www.elcapitanpmi.com. Our securities trade at the Over-the-Counter Bulletin Board under the symbol "ECPN."

Risk Factors

      An investment in the shares of our common stock involves a high degree of risk and may not be an appropriate investment for persons who cannot afford to lose their entire investment. For a discussion of some of the risks, you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 3 of this prospectus.

The Offering

      The selling shareholders identified on pages 7-13 of this prospectus are offering on a resale basis a total of 20,283,059 shares of our common stock, including 7,860,000 shares issuable upon the exercise of outstanding warrants and 2,600,000 shares issuable upon the conversion of outstanding convertible promissory notes. For a complete description of the terms and conditions of our common stock, you are referred to the section in this prospectus entitled "Description of Securities."

    Common stock offered ...................................   20,283,059 shares

    Common stock outstanding before the offering (1) .......   73,064,409 shares

    Common stock outstanding after the offering (2) ........   83,524,409 shares

    Common stock OTCBB trading symbol ......................   ECPN


(1) Based on the number of shares outstanding as of April 21, 2006, but not including 7,860,000 shares issuable upon exercise of outstanding warrants to purchase our common stock, 2,600,000 shares issuable upon the conversion of outstanding convertible promissory notes, 1,693,000 shares issuable upon the exercise of outstanding options and 300,000 shares issuable upon exercise of outstanding warrants to purchase our common stock not covered under this registration statement.


(2) Assumes the issuance of all shares of common stock offered hereby that are issuable upon exercise of warrants or conversion of a convertible promissory note covered under this registration statement.

                                  RISK FACTORS

      The purchase of shares of the Company's common stock is very speculative and involves a very high degree of risk. An investment in the Company is suitable only for the persons who can afford the loss of their entire investment. Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to securities of the Company.

                       Risks Relating to Our Common Stock

The limited trading of our Common Stock may make it difficult to sell shares of our Common Stock.

      Trading of our common stock is conducted on the National Association of Securities Dealers' Over-the-Counter Bulletin Board, or "OTC Bulletin Board." This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of us. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

Because our Common Stock is a "penny stock," it may be difficult to sell shares of our Common Stock at times and prices that are acceptable.

      Our common stock is a "penny stock." Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. The penny stock rules may make it difficult for you to sell your shares of our stock. Because of the rules, there is less trading in penny stocks. Also, many brokers choose not to participate in penny stock transactions. Accordingly, you may not always be able to resell our shares of common stock publicly at times and prices that you feel are appropriate.

A significant number of shares of our Common Stock may become available for sale, which could depress the price of our Common Stock.

      Future sales of a substantial number of shares of our Common Stock in the public market could adversely affect the market price for our Common Stock and make it more difficult for shareholders to sell our Common Stock at times and prices that they believe are appropriate. As of April 19, 2006, we had issued and outstanding 73,064,409 shares of Common Stock, warrants to purchase up to an aggregate amount of 7,860,000 shares of Common Stock covered under this registration statement, 300,000 shares issuable upon the exercise of outstanding warrants to purchase Common Stock not covered under this registration statement, a convertible security convertible into an aggregate amount of 2,600,000 shares of Common Stock and 1,693,000 shares issuable upon the exercise of outstanding options. Of our Common Stock issued and outstanding, 33,006,334 shares are free of restrictions and freely transferable, 35,194,626 are transferable subject to trading restrictions under Rule 144 of the Securities Act of 1933, as amended and 4,550,760 are restricted from transfer for varying time periods under Rule 144 of the Securities Act of 1933.

                    Risks Relating to Our Financial Condition

The volatility of precious metal prices may negatively affect our earnings.

      We anticipate that a significant portion of our future revenues will come from the sale of one or more of our properties. In such an event, our earnings will be directly affected by the prices of precious metals believed to be located on such properties. Demand for precious metals can be influenced by economic conditions, including worldwide production, attractiveness as an investment vehicle, the relative strength of the U.S. dollar and local investment currencies, interest rates, exchange rates, inflation and political stability. The aggregate effect of these factors is not within our control and is impossible to predict with accuracy. The price of precious metals has on occasion been subject to very rapid short-term changes due to speculative activities. Fluctuations in precious metal prices may adversely affect the value of any discoveries made at the sites with which we are involved. If the market prices for these precious metals falls below the mining and development costs to be incurred by a purchaser to produce such precious metals, we would be unable to sell the property and may have to discontinue exploration at one or more of our properties.

Unless we develop or are able to sell one of our properties, we will not have enough cash to fund operations through the next fiscal year.

      As of April 15, 2006, we had approximately $650,000 of cash on hand. We will be required to raise additional capital in financing transactions in order to satisfy our expected cash expenditures. Based upon our monthly utilization of working capital (including explorations costs), we only have sufficient cash to fund operations through August 2006. In the event that we are unable to obtain additional capital, we may be forced to reduce our exploration expenditures or to cease exploration and administrative operations altogether.

We have not had revenue-generating operations and may never generate revenues.

      We have not yet had revenue-generating operations, and it is possible that we will not find marketable amounts of minerals on our properties or that any of our properties will ever be sold. Should we fail to obtain revenues, our ability to continue to explore our properties or obtain any additional properties will likely be diminished and we may be required to sell one or more of our properties at a purchase price we do not believe to be reasonable.

Our independent auditors have substantial doubt about our ability to continue as a going concern, which may materially affect our ability to obtain necessary financing.

      We have had net losses for each of the years ended September 30, 2005 and September 30, 2004, and we have an accumulated deficit as of September 30, 2005 of $6,142,407. Since the financial statements for each of these periods were prepared assuming that we would continue as a going concern, in the view of our independent auditors, these conditions raise substantial doubt about our ability to continue as a going concern. Furthermore, since we may not generate significant revenues in the foreseeable future, our ability to continue as a going concern may depend, in large part, on our ability to raise additional capital through equity or debt financing transactions. If we are unable to raise additional capital, we may be forced to discontinue our business.

                         Risks Relating to Our Business

Until we locate precious metals on one or more of our properties, we may not have any potential of generating any revenue.


      Our ability to market and sell our properties depends on the success of our exploration programs. Mineral exploration for precious metals is highly speculative, and is often unsuccessful. Even if exploration leads to a valuable deposit, it might take a significant period of time to market and sell a property. During the marketing period, it may become financially or economically unfeasible to produce the minerals on a particular property due to changing variable factors such as the cost of production and the market values of the various precious metals. A shortage of working capital would prohibit us from further exploration of our properties.

Our inability to establish the existence of mineral resources in commercially exploitable quantities on any of our properties may cause our business to fail.

      All of our mineral properties are in the exploration stage. To date, we have not established a mineral reserve on any of these properties, and the probability of establishing a "reserve," as defined by the Securities and Exchange Commission's Industry Guide 7, is not ascertainable; it is possible that none of our properties contain a reserve and all resources we spend on exploration of our properties may be lost. In the event we are unable to establish reserves or are otherwise able to sell any of our properties, we will be unable to establish revenues and our business may fail.


Uncertainty of mineralization estimates may diminish our ability to properly value our properties.

      The Company relies on estimates of the content of mineral deposits in its properties, which estimates are inherently imprecise and depend to some extent on statistical inferences drawn from limited drilling. These estimates may prove unreliable. Further, the Company may utilize different testing and assaying methods, some of which may be uncommon, because of the nature of the sample material, and the results from such testing and assaying methods may be varied and inconsistent or prove to be unreliable. This testing may result in imprecise testing and assaying results, and we may not realize any mineral discovery.

Any inability to retain key personnel may negatively affect our prospects.

      We are highly dependent upon the abilities and experience of our officers. We may not be able to retain these individuals in the future, and the loss of one or more of these individuals could have a material effect or our business. The strong competition within the mining industry makes the recruitment and retention of employees knowledgeable of the mining industry difficult and crucial to success.

Our inability to obtain additional financing would diminish our ability to fund our current exploration projects or acquire interests in other properties.

      Additional financing will be needed in order to fund beyond the initial exploration of our properties. Our means of acquiring investment capital is limited to private equity and debt transactions. Other than the interest earned on our short-term investments or further financing, we have no other source of currently available funds to engage in additional exploration, which will be necessary to explore our current property interests or to acquire interests in other mineral exploration projects that may become available. See "Risks Relating to Our Financial Condition - Unless we develop or are able to sell one of our properties, we will not have enough cash to fund operations through the next fiscal year."

The nature of mineral exploration is inherently risky, and we may not ever discover marketable amounts of precious minerals.

      The exploration for mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate regardless of the amount of careful evaluation applied to the process. While the discovery of an ore body may result in substantial rewards, very few properties are ultimately developed into producing mines.

      Whether a deposit will be commercially viable depends on a number of factors: financing costs; proximity to infrastructure; the particular attributes of the deposit, such as its size and grade; and governmental regulations, including regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of gold and environmental protection.

      The effect of these factors cannot be accurately predicted, and the combination of any of these factors may prevent us from selling a property and receiving an adequate return on our invested capital.

Extensive government regulation and environmental risks may require us to discontinue operations.

      Our business is subject to extensive federal, state and local laws and regulations governing exploration, development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters. Additionally, new legislation and regulations may be adopted at any time that affect our business. Compliance with these changing laws and regulations could require increased capital and operating expenditures and could prevent or delay the sale of some or all of the Company's properties.

Mineral exploration is extremely competitive, and we may not have adequate resources to successfully compete.

      There is a limited supply of desirable mineral properties available for claim staking, lease or other acquisition in the areas where we contemplate participating in exploration activities. We compete with numerous other companies and individuals, including competitors with greater financial, technical and other resources than we possess, and are thus in a better position to search for and acquire attractive mineral properties. Additionally, due to our limited financial and other resources, we do not anticipate developing or producing on any of our properties, but rather only exploration with the intent to sell any property on which exploration proves successful. Accordingly, our ability to acquire properties in the future will depend not only on our ability to explore and sell our present properties, but also on our ability to select and acquire suitable properties or prospects for future exploration. We may not be able to compete successfully with our competitors in acquiring such properties or prospects.

Title to any of our properties may prove defective, possibly resulting in a complete loss of our tights to such properties.

      A material portion of our holdings includes unpatented mining claims. The validity of unpatented claims is often uncertain and may be contested. These claims are located on federal land or involve mineral rights that are subject to the claims procedures established by the General Mining Law of 1872, as amended. We are required make certain filings with the county in which the land or mineral is situated, and annual filings with the Bureau of Land Management together with an annual holding fee of $125 per claim. If we fail to make the annual holding payment or make the required filings, our mining claim would become invalid. In accordance with the mining industry practice, generally a company will not obtain title opinions until its determined to sell a property. Also no title insurance is available for mining. Accordingly, it is possible that title to some of our undeveloped properties may be defective and in that event we do not have good title to our properties, we would be forced to curtail or cease our business exploratory programs on the property site.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements contained in this prospectus that are forward-looking in nature are based on the current expectations, beliefs, plans, objectives, assumptions or future events or performance of our management. In addition, when used in this prospectus, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. These risks and uncertainties include, among others, the results of metallurgical testing performed by or on behalf of the Company, interpretation of drill results, the geology, grade and continuity of mineral deposits, results of initial feasibility, prefeasibility and feasibility studies and the possibility that future exploration, will not be consistent with past results and/or the Company's expectations, discrepancies between different types of testing methods, the ability potential purchasers of our properties to mine precious and other minerals on a cost effective basis, the Company's ability to successfully complete contracts for the sale of its properties; fluctuations in world market prices for precious metals; the Company's ability to obtain financing for continued exploratory activities on satisfactory terms; the Company's ability to obtain necessary financing; the Company's ability to enter into and meet all the conditions to close contracts to sell its mining properties that it chooses to list for sale, and other risks and uncertainties described in the Company's filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements. The risks identified in the "Risk Factors" section of this prospectus, among others, may impact forward-looking statements contained in this prospectus.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. With respect to the underlying shares being offered hereby, we would receive gross proceeds in the approximate amount of $4,100,000 assuming the exercise of all the warrants and with the conversion of all convertible debt, equity would be increased an additional $1,300,000. To the extent any of these warrants are exercised, we intend to use the proceeds to continue our exploratory programs on our current property interests, seek other suitable properties for exploration and general working capital for general and administrative functions.

                              SELLING STOCKHOLDERS

      The following table lists the total number of shares of our common stock beneficially owned by the selling stockholders as of April 19, 2006, and after this offering. Except as indicated in the table and accompanying footnotes, the selling stockholders are offering all of the shares of common stock owned by them or issuable to them upon the exercise of the warrants described herein and registered by the registration statement of which this prospectus is a part. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                                                                Number of
                                                             shares offered
                                                               by selling
                                                               stockholder
                                                              issuable upon
                                                               exercise of
                                                                 certain
                                                 Number of     warrants or     Aggregate
                                                outstanding       upon         number of     Number of     Percentage
                                    Shares        shares      conversion of     shares         shares       beneficial
                                 beneficially   offered by       certain      offered by    beneficially   ownership
                                 owned before     selling      promissory       selling     owned after       after
Name                             offering (1)   stockholder      notes        stockholder   offering (1)    offering
-------------------------------  -------------  ------------  --------------  -----------   -------------  ------------
 John Alexander (c)                   125,000         62,500       62,500        125,000            -0-          -0-
 Melody Forster-Antol (c) (2)       1,004,987        125,000      125,000        250,000       754,987            1.0%
 Steve Balich (c) (3)                 270,801         37,500       37,500         75,000       233,301            *
 Beartooth Capital, LLC (a) (e)                                                                                  -0-
  (4)                                 200,000        100,000      100,000        200,000            -0-
 John M. Black  (b)                    85,000         37,500       37,500         75,000        10,000            *
 Blake Capital Partners, LLC (5)      325,000             -0-     325,000        325,000            -0-          -0-
 Thelma Bouldin (d)                   950,000        500,000           -0-       500,000       450,000            *
 Pamela L. Brown, Trustee FBO
  Pamela L. Brown U/A Dtd
  9/16/88 (a) (e)                      40,000         20,000       20,000         40,000            -0-          -0-

                                                                Number of
                                                             shares offered
                                                               by selling
                                                               stockholder
                                                              issuable upon
                                                               exercise of
                                                                 certain
                                                 Number of     warrants or     Aggregate
                                                outstanding       upon         number of     Number of     Percentage
                                    Shares        shares      conversion of     shares         shares       beneficial
                                 beneficially   offered by       certain      offered by    beneficially   ownership
                                 owned before     selling      promissory       selling     owned after       after
Name                             offering (1)   stockholder      notes        stockholder   offering (1)    offering
-------------------------------  -------------  ------------  --------------  -----------   -------------  ------------
Joseph A. Caldwell (a) (c) (e)
 (6)                                  170,000         72,500       97,500        170,000            -0-          -0-
 Thomas Campbell (b)                   50,000         25,000       25,000         50,000            -0-          -0-
 Chad Carmody (c)                     202,000        100,000      100,000        200,000         2,000            *
 Robert Carmody (b) (c) (7)           537,363        387,363      150,000        537,363            -0-          -0-
 Travis Carter (a) (c) (e) (8)        225,000        112,500      112,500        225,000            -0-          -0-
 Danton S. Char (a) (e)                40,000         20,000       20,000         40,000            -0-          -0-
 Devron H. Char (a) (e)               100,000         50,000       50,000        100,000            -0-          -0-
 Andriy Chirovsky (b)                 200,000        100,000      100,000        200,000            -0-          -0-
 Elliott A. and Jean E. Cobb JT
  (a)                                 100,000         50,000       50,000        100,000            -0-          -0-
 Christopher T. Dahl (a) (e)          100,000         50,000       50,000        100,000            -0-          -0-
 Donald E. and Joanne K.
  Davidson (a)                        100,000         50,000       50,000        100,000            -0-          -0-
 Jeffrey S. Davidson (a)               30,000         15,000       15,000         30,000            -0-          -0-
 Gary B. Davis (a) (e)                 60,000         30,000       30,000         60,000            -0-          -0-
 DMR Resources (d) (9)                 30,000         30,000           -0-        30,000            -0-          -0-
 Mike Dunn  (d)                        10,000         10,000           -0-        10,000            -0-          -0-
 John Eaton (c)                       100,000         50,000       50,000        100,000            -0-          -0-
 Ellis Family Limited
  Partnership (a) (e) (10)            200,000        100,000      100,000        200,000            -0-          -0-
 John D. Ellis (a) (e)                 60,000         30,000       30,000         60,000            -0-          -0-
 Piper Jaffray & Co. as Cust.
  FBO Stewart C. Ellis SEP/IRA
  (a) (e)                              40,000         20,000       20,000         40,000            -0-          -0-
 Gregg Emfield (a) (e)                200,000        100,000      100,000        200,000            -0-          -0-
 Robert M. Emfield (a) (e)            200,000        100,000      100,000        200,000            -0-          -0-
 Henry Fong (c) (11)                  410,582         83,333      233,333        316,666        93,916            *
 Richard Gage (a) (c) (e)             130,000         65,000       65,000        130,000            -0-          -0-
 Gold & Minerals Company, Inc.
  (12)                              1,050,000      1,000,000           -0-     1,000,000        50,000            *
 HL Severance, Inc. Profit
  Sharing Plan (a) (e) (13)           200,000        100,000      100,000        200,000            -0-          -0-
 HL Severance, Inc. Pension
  Plan & Trust (a) (e) (14)           200,000        100,000      100,000        200,000            -0-          -0-
 Houlihan Lokey Howard & Zukin
  Capital, Inc. (15)                   80,000         80,000           -0-        80,000            -0-          -0-
 John G. Hoyt (b)                     100,000         50,000       50,000        100,000            -0-          -0-
 Glenn W. and Debbie T. Hunter
  (b)                                 100,000         50,000       50,000        100,000            -0-          -0-
 Hunter Ridge Partners LLC (c)
  (16)                                250,000        125,000      125,000        250,000            -0-          -0-

                                                                Number of
                                                             shares offered
                                                               by selling
                                                               stockholder
                                                              issuable upon
                                                               exercise of
                                                                 certain
                                                 Number of     warrants or     Aggregate
                                                outstanding       upon         number of     Number of     Percentage
                                    Shares        shares      conversion of     shares         shares       beneficial
                                 beneficially   offered by       certain      offered by    beneficially   ownership
                                 owned before     selling      promissory       selling     owned after       after
Name                             offering (1)   stockholder      notes        stockholder   offering (1)    offering
-------------------------------  -------------  ------------  --------------  -----------   -------------  ------------
 Hyco Custom ID Products (17)         100,000        100,000           -0-       100,000            -0-          -0-
 James G. Hyde (b) (17)               356,000(15)    150,000      150,000        300,000        56,000            *
 Infinity Advisors (b) (18)           140,000         70,000       70,000        140,000            -0-          -0-
 Kingfisher Resources, Inc. (d)
  (19)                                400,000        400,000           -0-       400,000            -0-          -0-
 Robert and Sally Kuch (b)             95,000         12,500       12,500         25,000        70,000            *
 John Kucharski (b)                    33,000         12,500       12,500         25,000         8,000            *
 Kurt Lange (c)                       100,000         50,000       50,000        100,000            -0-          -0-
 Stanley Larson (b)                   300,000        150,000      150,000        300,000            -0-          -0-
 Gary M. Lewis Roth IRA (b)            50,000         25,000       25,000         50,000            -0-          -0-
 Richard C. Lockwood (a) (e)        1,499,491        500,000      500,000      1,000,000       499,491            *
 M.A.R.S. Inc. (d) (9)                 80,000         80,000           -0-        80,000            -0-          -0-
 Stephanie Malone  (d)                 35,000         35,000           -0-        35,000            -0-          -0-
 Michael A. Menefee (b)               100,000         50,000       50,000        100,000            -0-          -0-
 Wayne Mills (c) (20)               1,725,000        250,000      475,000(15)    725,000     1,000,000            1.2%
 Lingaraj Mishra (c)                   60,000         30,000       30,000         60,000            -0-          -0-
 Sara Mower (c)                       140,000         62,500       62,500        125,000        15,000            *
 William Pallack (b)                  100,000         50,000       50,000        100,000            -0-          -0-
 L. Ronald Perkins (a) (e) (21)       821,379        100,000      100,000        200,000       621,379            *
 Perkins Capital Management,
  Inc. Profit Sharing Plan U/A
  dtd 12/15/86 (a) (e) (22)           100,000         50,000       50,000        100,000            -0-          -0-
 Piper Jaffray & Co. as Cust.
  FBO Daniel S. Perkins IRA (a)
  (e)                                 100,000         50,000       50,000        100,000            -0-          -0-
 Daniel S. and Patrice M.
  Perkins JTWROS (a) (e)              200,000        100,000      100,000        200,000            -0-          -0-
 Piper Jaffray & Co. as Cust.
  FBO James G. Peters IRA (a)
  (e)                                 100,000         50,000       50,000        100,000            -0-          -0-
 Perkins Foundation (a) (e) (22)       60,000         30,000       30,000         60,000            -0-          -0-
 Richard W. Perkins Trustee U/A
  dtd 6/14/78 FBO Richard W.
  Perkins (a) (e) (22)                200,000        100,000      100,000        200,000            -0-          -0-
 Piper Jaffray & Co. as Cust.
  FBO David H. Potter IRA (a)
  (e)                                 300,000        150,000      150,000        300,000            -0-          -0-
 Harold Pruner (b)                     90,000         45,000       45,000         90,000            -0-          -0-
 Pyramid Partners, L.P. (a) (e)
  (22)                                500,000        250,000      250,000        500,000            -0-          -0-
 Mark Radosevich (b)                   75,000         37,500       37,500         75,000            -0-          -0-
 E. Joyce Reesh (c)                    15,000          7,500        7,500         15,000            -0-          -0-
 Laurie Reesh (c)                      25,000         12,500       12,500         25,000            -0-          -0-
 Bruce Reichert (c)                   100,000         50,000       50,000        100,000            -0-          -0-
 James Ricketts (c) (23)            2,919,031         37,500       37,500         75,000     2,844,031            3.4%
 Don Rodolph  (d) (19)                465,000        365,000           -0-       365,000       100,000            *

                                                                Number of
                                                             shares offered
                                                               by selling
                                                               stockholder
                                                              issuable upon
                                                               exercise of
                                                                 certain
                                                 Number of     warrants or     Aggregate
                                                outstanding       upon         number of     Number of     Percentage
                                    Shares        shares      conversion of     shares         shares       beneficial
                                 beneficially   offered by       certain      offered by    beneficially   ownership
                                 owned before     selling      promissory       selling     owned after       after
Name                             offering (1)   stockholder      notes        stockholder   offering (1)    offering
-------------------------------  -------------  ------------  --------------  -----------   -------------  ------------
 Mike Rodolph  (d)                     35,000         35,000           -0-        35,000            -0-          -0-
 Harold Roitenberg, Trustee FBO
  Harold Roitenberg Trust U/a
  dtd 4/13/92 (a) (e)                 100,000         50,000       50,000        100,000            -0-          -0-
 John F. Rooney (a) (e)               100,000         50,000       50,000        100,000            -0-          -0-
 Norbert Rother  (d)  (9)             465,000        465,000           -0-       465,000            -0-          -0-
 Steven Rother  (d)                    80,000         80,000           -0-        80,000            -0-          -0-
 Daniel F. Sauer (24)                 427,363        137,363           -0-       137,363       290,000            *
 Gordon F. & Shirly Schmeiser
  (a) (e)                             200,000        100,000      100,000        200,000            -0-          -0-
 Mel Schwan (b)                       348,000        125,000      125,000        250,000        98,000            *
 Southwest Restaurant Systems
  (c) (25)                            400,000        200,000      200,000        400,000            -0-          -0-
 Christopher L. Southwick
  Family Trust (b) (26)             1,133,200        100,000      100,000        200,000       933,200            1.1%
 John F. Stapleton (c) (27)         1,775,000        750,000      850,000      1,600,000       175,000            *
Henry Steelman (b)                    130,000        100,000           -0-       100,000        30,000            *
Derek Stolp (c)                        10,000          5,000        5,000         10,000            -0-          -0-
William R. Watson (c)                  50,000         25,000       25,000         50,000            -0-          -0-
Watson Estate Revocable Trust
(c) (28)                              130,000         65,000       65,000        130,000            -0-          -0-
Whitebox Intermarket Partners,
L.P. (29)                           3,466,667             -0-   3,466,667      3,466,667            -0-          -0-
Carson Whitlock (c)                    20,000         10,000       10,000         20,000            -0-          -0-
Richard Wisely (c)                     50,000         25,000       25,000        500,000            -0-          -0-
                                       ------         ------       ------        -------            ---

         Total Shares              28,579,864      9,823,059   10,460,000     20,283,059      8,296,805
                                   ==========      =========   ==========     ==========      =========

* less than 1%

(a) Shares of Common Stock registered for resale hereunder were issued to the respective selling stockholder pursuant to a private placement offering completed in closings in November 2004 and December 2004, pursuant to which the Company sold an aggregate of 2,160,000 Units, each consisting of one share of Common Stock and one warrant to purchase an additional share of Common Stock at an exercise price of $0.75 per share, for a purchase price of $0.50 per Unit.

(b) Shares of Common Stock registered for resale hereunder were issued to the respective selling stockholder pursuant to a private placement offering completed in closings between May 24, 2005 and June 30, 2005, pursuant to which the Company sold an aggregate of 880,000 Units, each consisting of one share of Common Stock and one warrant to purchase an additional share of Common Stock at an exercise price of $0.50 per share, for a purchase price of $0.40 per Unit.

(c) Shares of Common Stock registered for resale hereunder were issued to the respective selling stockholder pursuant to a private placement offering completed in closings between July 27, 2005 and July 29, 2005, pursuant to which the Company sold an aggregate of 360,000 Units, each consisting of one share of Common Stock and one warrant to purchase an additional share of Common Stock at an exercise price of $0.50 per share, for a purchase price of $0.40 per Unit.

(d) Shares of Common Stock registered for resale hereunder were shares originally held by Gold and Minerals Co., Inc. and distributed by Gold and Minerals Co., Inc. in consideration for the acquisition by El Capitan, Ltd. of certain mining claims located on the El Capitan property.

(e) Pursuant to an agreement between the Company and such selling stockholder, respectively, the exercise price of the warrants held by such selling stockholder was reduced to $0.50 per share. In consideration of such exercise price reduction, such selling stockholder agreed to eliminate his/her/its entitlement to cashless exercise of the warrants.

(1) For purposes of the selling stockholder table and consistent with SEC rules, beneficial ownership includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned does not constitute an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2) Includes 679,987 shares of Common Stock beneficially held by Ms. Forster-Antol's spouse, Stephen J. Antol, including options to purchase 75,000 shares of Common Stock at an exercise price of $0.56 per share that vested on January 1, 2006, but not including unvested options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $0.56 per share that shall vest on January 1, 2007 or unvested options to purchase 87,000 shares of the Company's Common Stock at an exercise price of $1.99 per share that shall vest on the earlier of September 30, 2006 or upon the sale of the El Capitan property. Mr. Antol is the CFO and Treasurer of the Company.

(3) Includes options to purchase 50,000 shares of Common Stock at an exercise price of $0.56 per share that vested on January 1, 2006, but not including unvested options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $0.56 per share that shall vest on January 1, 2007 or unvested options to purchase 44,000 shares of the Company's Common Stock at an exercise price of $1.99 per share that shall vest on the earlier of September 30, 2006 or upon the sale of the El Capitan property.

(4) Robert F. Olson is the principal of Beartooth Capital, LLC and holds voting and dispositive power for these shares.

(5) Wayne W. Mills is the principal of Blake Capital Partners, LLC and holds voting and dispositive power for these shares. Consists of a five-year warrant to purchase 325,000 shares of Common Stock at an exercise price of $0.50 per share issued in October 2004 in consideration of consulting services provided to the Company as a finder. Does not include shares of common stock and warrants to be registered hereunder in the name of each of Hunter Ridge Partners, LLC (of which Mr. Mills is a manager and 50% equity holder) and Mr. Mills individually, as each of those persons are separately identified herein.

(6) Includes shares issuable upon exercise of warrants to purchase (i) 25,000 shares of Common Stock at an exercise price of $0.50 per share, (ii) 20,000 shares of Common Stock at an exercise price of $0.75 per share and
      (iii) 52,500 shares of Common Stock at an exercise price of $0.50 per share. Pursuant to the transaction set forth in footnote (e) hereto, the exercise price relating to warrants to purchase 20,000 shares of Common Stock has been reduced to $0.50.

(7) Includes (i) 137,363 shares issued upon conversion of a note payable in the aggregate amount of $150,000 in principal at a conversion price of $1.09 per share, (ii) 100,000 shares of Common Stock issued in a private placement of securities at a price per share of $0.25, and (iii) shares of Common Stock issuable upon exercise of warrants to purchase 250,000 shares of Common Stock at an exercise price of $0.50.

(8) Includes shares of Common Stock issuable upon exercise of warrants to purchase (i) 50,000 shares of Common Stock at an exercise price of $0.75 per share and (ii) 62,500 shares of Common Stock at an exercise price of $0.50 per share.

(9) Norbert Rother holds voting and dispositive power over shares held by DMR Resources and M.A.R.S. Inc. As each of these entities is separately identified on this registration statement, the amounts identified on the table for each are not incorporated as beneficially held by the other entity or Mr. Rother individually.

(10) Richard W. Perkins has power of attorney for Ellis Family Limited Partnership and holds voting and dispositive power for these shares.

(11) Includes shares issuable upon exercise of warrants to purchase 150,000 shares of Common Stock at an exercise price of $0.50 per share.

(12) Larry Lozensky is the President and Chief Operating Officer of Gold and Minerals Co., Inc. and holds voting and dispositive power of these shares. Consists of shares of common stock issued to Gold and Minerals in consideration of the sale of the Weaver property.

(13) H. Leigh Severance is the trustee for HL Severance, Inc. Profit Sharing Plan and holds voting and dispositive power for these shares.

(14) H. Leigh Severance is the trustee for HL Severance, Inc. Pension Plan & Trust and holds voting and dispositive power for these shares.

(15) Gary Meek, the Chief Financial Officer of Houlihan Lokey Howard & Zukin Capital, Inc. holds voting and dispositive power for shares. These shares were issued in consideration of certain investment and banking consulting services provided to the Company.

(16) Dennis Hecker and Wayne W. Mills are each 50% equity holders of Hunter Ridge Partners LLC and hold voting and dispositive power for these shares. Does not include shares of common stock and warrants to be registered hereunder in the name of each of Blake Capital Partners, LLC, of which Mr. Mills is the managing member, or Mr. Mills individually, as each of those persons are separately identified herein.


(17) James G. Hyde is the principal of Hyco Custom ID Products and holds voting and dispositive power for these shares. Acquired 100,000 shares of common stock at an exercise price at $0.25 per share. As the 100,000 shares of common stock held by Hyco Custom ID Products to be registered under this Registration Statement are identified under Hyco Custom ID Products herein, they are not also included in the beneficially held shares of James G. Hyde.


(18) Mark Kroeger is President of Infinity Advisors and holds voting and dispositive power for these shares.

(19) Don Rodolph holds voting and dispositive power over shares held by Kingfisher Resources, Inc. As each is separately identified on this table, shares of each are not incorporated as beneficially held by the other.

(20) Includes warrants to purchase 225,000 shares of common stock at an exercise price of $0.60 per share received for services to the Company as a finder for the placement of debt of the Company. Does not include a warrant to purchase 325,000 shares of Common Stock at an exercise price of $0.50 per share held by Blake Capital Partners, LLC or 125,000 shares of common stock and 125,000 shares of common stock issuable upon exercise of warrants held by Hunter Ridge Partners, LLC (of which Mr. Mills is a manager and 50% equity holder), as each of those persons are separately identified herein.

(21) L. Ronald Perkins is a director and Vice President in charge of Administration, Marketing and Communication of the Company. This amount Includes options to purchase 100,000 shares of Common Stock at an exercise price of $0.56 per share that vested on January 1, 2006. This total does not include currently unvested options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $0.56 per share that shall vest on January 1, 2007 or unvested options to purchase 87,000 shares of the Company's Common Stock at an exercise price of $1.99 per share that shall vest on the earlier of September 30, 2006 or upon the sale of the El Capitan property.

(22) Richard W. Perkins holds voting and dispositive power for the following entities listed on this registration statement: (i) Pyramid Partners, L.P., of which he is general partner; (ii) Richard W. Perkins Trustee U/A dtd 6/14/78 FBO Richard W. Perkins; (iii) Perkins Capital Management, Inc. Profit Sharing Plan U/A dtd 12/15/86; (iv) Perkins Foundation, of which he is President; and (v) Ellis Family Limited Partnership, of which he has power of attorney. Each of these entities is separately identified on this registration statement, and the amounts identified on the table for each are not incorporated as beneficially held by any of the other entities.

(23) James G. Ricketts is a director and the Secretary of the Company. The stated amount includes options to purchase 100,000 shares of Common Stock at an exercise price of $0.56 per share that vested on January 1, 2006. This total does not include unvested options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $0.56 per share that shall vest on January 1, 2007 or unvested options to purchase 87,000 shares of the Company's Common Stock at an exercise price of $1.99 per share that shall vest on the earlier of September 30, 2006 or upon the sale of the El Capitan property.

(24) Consists of 137,363 shares issued upon conversion of a note payable in the aggregate amount of $150,000 in principal at a conversion price of $1.09 per share.

(25) Harvey McElhanon is the President of Southwest Restaurant Systems and holds voting and dispositive power for these shares.

(26) Christopher Southwick is the trustee for Christopher L. Southwick Family Trust and holds voting and dispositive power for these shares.

(27) Includes (i) 750,000 shares of Common Stock and warrants to purchase 750,000 shares of Common Stock at an exercise price of $0.50 per share issued upon conversion of a note payable in the aggregate amount of $300,000 in principal at a conversion price of $0.40 per share and (ii) warrants to purchase 100,000 shares of Common Stock at an exercise price of $0.50 per share issued in consideration for consulting services provided to the Company.

(28) William E. Watson is the trustee of Watson Estate Revocable Trust and holds voting and dispositive power for these shares.

(29) Andrew J. Redleaf is the Managing Member of Whitebox Intermarket Partners, L.P. and holds voting and dispositive power for these shares. Includes (i) 2,600,000 shares issuable upon conversion of 8% convertible secured debentures in the principal amount of $750,000 and $550,000 issued by the Company on October 28, 2005 and January 20, 2006, respectively, and (ii) three-year warrants to purchase 500,000 shares of common stock at an exercise price of $.60 per share and an additional warrant to purchase 366,667 shares of common stock at an exercise price of $0.60.

                              PLAN OF DISTRIBUTION

      We are registering the shares of common stock offered by this prospectus on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" include donees, pledges, transferees and other successors in interest selling shares received from the selling stockholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by El Capitan Precious Metals, Inc. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling stockholders.

      Sales of shares of common stock offered hereby may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions):

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

      o broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling stockholders. In the event any selling stockholder engages a broker-dealer or other person to sell the shares offered hereby, the names of such agents and the compensation arrangements will be disclosed in a post-effective amendment to the registration statement to which this prospectus relates, which must be filed prior to any such sales.

      The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, short sales made by the selling stockholders prior to the effectiveness of the registration statement may be a violation of
Section 5 of the Securities Act if the shares were effectively sold prior to the effectiveness of the Registration Statement.

      The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

      The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meets the criteria and conform to the requirements of that rule.

      The selling stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

      To the extent required, the shares of our common stock to be sold, the name of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

      We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

      We have agreed with the selling stockholders to keep the registration statement that includes this prospectus effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date one year from the date of effectiveness of this registration statement.

            Shares Eligible For Future Sale

      Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise of warrants or the conversion of convertible securities, there will be 83,524,409 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an "affiliate" of our Company (as defined under the Securities Act).

      Our currently outstanding shares that were issued in reliance upon the "private placement" exemptions under the Securities Act are deemed "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

      In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker's transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our Company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

      We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital. Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

      Our articles of incorporation, as amended to date, authorize us to issue up to 300,000,000 shares of common stock having a per-share par value of $.001 and up to 5,000,000 shares of preferred stock, par value $.001 per share. As of April 18, 2006, we had 73,064,409 shares of common stock and no shares of preferred stock issued and outstanding, and an additional 12,453,000 shares of common stock issuable upon conversion of convertible securities and exercise of outstanding options and warrants. The transfer agent and registrar for our common stock is OTR, Inc. The Company does not have a staggered board of directors.

Common Stock


      As of April 21, 2006, there were 73,064,409 shares of common stock issued and outstanding held by approximately 1,514 shareholders, not including an indeterminate number of shareholders whose shares are held in "street" or "nominee" name. Holders of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. In the event of liquidation, holders of our common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of our common stock do not have any cumulative-voting rights. Common stockholders are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available. Holders of common stock do not have any preemptive right to purchase shares of common stock. There are no conversion rights or sinking-fund provisions for or applicable to our common stock.


Preferred Stock

      There are currently no shares of preferred stock issued or outstanding. The board of directors has the authority, without any further vote or action by the shareholders, to designate and issue preferred shares in such classes or series as it deems appropriate and to establish the rights, preferences, and privileges for such shares.

Shareholder Rights Plan

      On December 7, 2005, the Board of Directors declared a dividend of one Right (a "Right") for each outstanding share of the Company's common stock, to the stockholders of record at the close of business on the December 16, 2005, subject to the execution and delivery of a definitive rights agreement. On December 28, 2005, the Company entered into a definitive rights agreement with OTR, Inc., as Rights Agent (the "Rights Agreement").

      Each Right entitles the registered holder thereof to purchase from the Company one share of Common Stock at a price of $20.00 per share (the "Purchase Price"), subject to adjustment. In the event of certain significant acquisitions of the Company's equity, or attempted significant acquisitions, that have not been previously approved by the Board, each Right (other than those held by an acquiring person and its affiliates) will entitle the holder thereof to receive that number of shares of Common Stock having a value equal to twice the Purchase Price (in such event, the right to acquire such amount of Common Stock is referred to as a "Flip-In Right").

      The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time in accordance with the terms of the Rights Agreement.

      At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person (as defined in the Rights Agreement) or (ii) the expiration of the Rights, the Company may redeem the Rights in whole at a price of $.001 per Right (the "Redemption Price"). Additionally, the Board of Directors may thereafter redeem the then outstanding Rights in whole at the Redemption Price provided that (a) the redemption is incidental to a merger or other business combination transaction or series of transactions involving the Company but not involving an Acquiring Person, or (b) an Acquiring Person's beneficial ownership is less than 5% of the then voting power of the Company and there exists no other Acquiring Person at the time of the redemption. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      Additionally, the Board of Directors (as evidenced by the vote of a majority of the directors then in office) may also, at any time from and after a person has become an Acquiring Person, exchange one share of Common Stock for each Right held by a shareholder other than the Acquiring Person during such time as the Acquiring Person holds between 15% and 50% of the voting power of the Company. Until a Right is exercised, it will not entitle the holder to any rights as a stockholder of the Company (other than those as an existing stockholder), including, without limitation, the right to vote or to receive dividends. The terms of the Rights may be amended by the Board of Directors in any manner prior to a person becoming an Acquiring Person. The Rights will expire on the ten-year anniversary of the date of the Rights Agreement, unless earlier redeemed by the Company pursuant to the Rights Agreement.

      The foregoing description is intended as a summary only. More detailed information can be found in the Company's Current Reports on Form 8-K filed on December 13, 2005 and January 4, 2006, which, together with the respective exhibits attached thereto, are incorporated herein by reference.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Nevada General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

      To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                              ABOUT THIS PROSPECTUS

      This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the "SEC"). The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC's website or offices indicated under the section of this prospectus entitled "Where You Can Find More Information." We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                       WHERE YOU CAN FIND MORE INFORMATION

      Before you decide whether to invest in our common stock, you should read this prospectus and the information we otherwise file with the SEC. We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC's Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

      We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring to those documents and that the information in this prospectus is not complete and that you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of the prospectus. Second, information in documents that we file in the future will update and supersede the current information in, and incorporate by reference in, this prospectus.

      We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than any Current Reports on Form 8-K filed under Item 12), including all filings made pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement:

      o Annual Report on Form 10-KSB for the fiscal year ended September 30, 2005;

      o Quarterly Report on Form 10-QSB for the quarter ended December 31, 2005;

      o     Current Report on Form 8-K filed on November 3, 2005;

      o     Current Report on Form 8-K filed on December 1, 2005;

      o     Current Report on Form 8-K filed on December 13, 2005;

      o     Current Report on Form 8-K filed on January 4, 2006;

      o     Current Report on Form 8-K filed on January 6, 2006;

      o     Current Report on Form 8-K filed on January 26, 2006;

      o The description of our Common Stock included under the caption "Description of Securities" in our registration statement on Form SB-2/A filed on July 19, 2001; and

      o The description of our Shareholder Rights Plan filed on our Current Report on Form 8-K on December 13, 2005.

      The information in this prospectus about El Capitan is not comprehensive and you should also read the information in the documents incorporated by reference into this prospectus. Information that we file later with the SEC that is incorporated by reference to this prospectus will automatically update and supercede information in this prospectus.

      You may request a copy of these filings at no cost writing or telephoning us at the following address or telephone number:

                        El Capitan Precious Metals, Inc.
                       14301 North 87th Street, Suite 216
                              Scottsdale, AZ 85260
                     Attention: James G. Ricketts, Secretary
                                 (480) 607-7093

      You should rely only on the information included or incorporated by reference in this prospectus or the prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if we also deliver a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the dates on the front of those documents. Information on our website is not part of this prospectus or a prospectus supplement.

                            VALIDITY OF COMMON STOCK

      Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, of Minneapolis, Minnesota.

                                     EXPERTS

      The financial statements of El Capitan Precious Metals, Inc. as of September 30, 2004 and 2005, and for the years then ended and for the period from July 26, 2002 (inception) to September 30, 2005 incorporated herein by reference to this prospectus have been incorporated herein in reliance on the report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, of Hein & Associates LLP and Epstein Weber & Conover PLC, respectively, each an independent registered public accounting firm, given on authority of each such firm as experts in accounting and auditing.

                                   PROSPECTUS

                                 April __, 2006




                        EL CAPITAN PRECIOUS METALS, INC.



                        20,283,059 shares of common stock

                                                          PART II
                                          INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The registrant estimates that expenses payable by the registrant is connection with the offering described in this registration statement will be as follows:


SEC registration fee              $ 3,150
Legal fees and expenses            30,000
Accounting fees and expenses       15,000
Printing and engraving expenses         0
Miscellaneous                       1,350
                                  -------
Total                             $49,500
                                  =======


Item 15. Indemnification of Directors and Officers

      Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of officers and directors against expenses actually and necessarily incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, except in cases of negligence or misconduct in the performance of duty.

      The Company's articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

      Insofar as indemnification for liabilities arising under the Securities Act business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

      The following exhibits are filed as part of this registration statement:


      ------------------  --------------------------------------------------
          Exhibit No.     Description
      ------------------  --------------------------------------------------
            4.1           Form of Warrant issued to Blake Advisors, LLC and
                          it's nominees (incorporated by reference to
                          Exhibit 4.1 to the Company's Annual Report on
                          Form 10-KSB dated September 30, 2004)
      ------------------  --------------------------------------------------

          Exhibit No.
      ------------------  --------------------------------------------------
            4.2           Form of Warrant issued in Offering dated November
                          5, 2004 (incorporated by reference to Exhibit 4.2
                          to the Company's Annual Report on Form 10-KSB dated
                          September 30, 2004).
      ------------------  --------------------------------------------------
            4.3           Form of Warrant issued to John Stapleton and other
                          certain investors (incorporated by reference to
                          Exhibit 4.3 to the Company's Quarterly Report on
                          Form 10-QSB dated December 31, 2004).
      ------------------  --------------------------------------------------
            4.4           Form of Warrant issued in 2005 Offering
                          (incorporated by reference to Exhibit 4.1 to the
                          Company's Quarterly Report on Form 10-QSB dated
                          June 30, 2005).
      ------------------  --------------------------------------------------
            4.5           Secured Convertible Promissory Note dated October
                          28, 2005 (incorporated by reference to Exhibit 4.1
                          to the Company's Current Report on Form 8-K dated
                          October 28, 2005).
      ------------------  --------------------------------------------------
            4.6           Form of Warrant issued to Whitebox Intermarket
                          Partners, L.P. (incorporated by reference to
                          Exhibit 4.2 to the Company's Current Report on
                          Form 8-K dated October 28, 2005).
      ------------------  --------------------------------------------------
            4.7           Form of Warrant issued in Fall 2005 Offering
                          (incorporated by reference to Exhibit 4.3 to the
            `             Company's Current Report on Form 8-K dated October
                          28, 2005).
      ------------------  --------------------------------------------------
            4.8           Rights Agreement by and between the Company and
                          OTR, Inc. dated December 28, 2005 (incorporated by
                          reference to Exhibit 4.1 to the Company's Current
                          Report on Form 8-K dated December 28, 2005).
      ------------------  --------------------------------------------------
            4.9           Secured Convertible Promissory Note dated January
                          20, 2006 (incorporated by reference to Exhibit 4.1
                          to the Company's Current Report on Form 8-K dated
                          January 26, 2006).
      ------------------  --------------------------------------------------
            4.10          Form of Warrant issued to Whitebox Intermarket
                          Partners, L.P. (incorporated by reference to
                          Exhibit 4.2 to the Company's Current Report on
                          Form 8-K dated January 26, 2006).
      ------------------  --------------------------------------------------
            5.1           Opinion of Maslon Edelman Borman & Brand, LLP.
      ------------------  --------------------------------------------------
           23.1           Consent of Hein & Associates LLP.
      ------------------  --------------------------------------------------
           23.2           Consent of Epstein, Weber & Conover, PLC.
      ------------------  --------------------------------------------------
           23.3           Consent of Maslon Edelman Borman & Brand, LLP
                          (included within Exhibit 5.1)
      ------------------  --------------------------------------------------
           23.4           Consent of Clyde Smith
      ------------------  --------------------------------------------------
            24            Power of Attorney (see signature page)
      ------------------  --------------------------------------------------

Item 17.  Undertakings

      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b) The registrant hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) include any prospectus required by Section 10(a)(3) of the
            Securities Act of 1933;

                  (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

            (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

            (4) that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
      Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee-benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on April 26, 2006.

                              EL CAPITAN PRECIOUS METALS, INC.

                              By:/s/ Charles C. Mottley
                                 -----------------------------------------------
                              Charles C. Mottley
                              President and Chief Executive Officer




      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of the 26th day of April, 2006, by the following persons in the capacities indicated.


Name                                       Title
----                                       -----

         /s/ Charles C. Mottley            President and Chief Executive Officer
---------------------------------------    (Principal Executive Officer)
             Charles C. Mottley

         /s/ Stephen J. Antol              Chief Financial Officer and Treasurer
---------------------------------------    (Principal Financial and Accounting
             Stephen J. Antol              Officer)

         /s/ James Ricketts                Director and Secretary
---------------------------------------
             James Ricketts

         /s/ L. Ronald Perkins             Director
---------------------------------------
             L. Ronald Perkins

         /s/ R. William Wilson             Director
---------------------------------------

                                           Director
---------------------------------------
             W. Pierce Carson

                                                       EXHIBIT INDEX
 Exhibit No.      Description
 -----------      -----------
       4.1 Form of Warrant issued to Blake Advisors, LLC and it's nominees (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-KSB dated September 30, 2004)

       4.2 Form of Warrant issued in Offering dated November 5, 2004 (incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-KSB dated September 30, 2004).

       4.3 Form of Warrant issued to John Stapleton and other certain investors (incorporated by reference to Exhibit 4.3 to the Company's Quarterly Report on Form 10-QSB dated December 31, 2004).

       4.4           Form of Warrant issued in 2005 Offering
                     (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-QSB dated June 30, 2005).

       4.5 Secured Convertible Promissory Note dated October 28, 2005 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated October 28, 2005).

       4.6 Form of Warrant issued to Whitebox Intermarket Partners, L.P. (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated October 28, 2005).

       4.7           Form of Warrant issued in Fall 2005 Offering
                     (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K dated October 28, 2005).

       4.8 Rights Agreement by and between the Company and OTR, Inc. dated December 28, 2005 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated December 28, 2005).

       4.9 Secured Convertible Promissory Note dated January 20, 2006 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated January 26, 2006).

      4.10 Form of Warrant issued to Whitebox Intermarket Partners, L.P. (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated January 26, 2006).

       5.1           Opinion of Maslon Edelman Borman & Brand, LLP.

      23.1           Consent of Hein & Associates LLP.

      23.2           Consent of Epstein, Weber & Conover, PLC.

      23.3 Consent of Maslon Edelman Borman & Brand, LLP (included within Exhibit 5.1)

      23.4           Consent of Clyde Smith

      24             Power of Attorney (see signature page)